Exhibit 99.1
TriplePoint Venture Growth BDC Corp. Announces
Special Distribution of $0.10 per Share
Special Distribution Reflects Significant Undistributed Net Investment Income
TOTAL DISTRIBUTIONS DECLARED IN 2022 INCREASES TO $1.55
Menlo Park, Calif., December 12, 2022 - TriplePoint Venture Growth BDC Corp. (NYSE: TPVG) (the “Company,” “TPVG,” “we,” “us,” or “our”), the leading financing provider to venture growth stage companies backed by a select group of venture capital firms in technology and other high growth industries, announced that its Board of Directors declared a special distribution of $0.10 per share, payable on December 30, 2022, to shareholders of record at the close of business on December 22, 2022. Shareholders have the option to receive the distribution payment in cash or receive shares of common stock pursuant to the Company’s dividend reinvestment plan.
During fiscal year 2022, the Company declared distributions of $1.55 per share, bringing the total cumulative distributions declared since its IPO to $13.05 per share. The special distribution represents a portion of the Company’s estimated undistributed taxable earnings from net investment income. The anticipated remaining undistributed taxable earnings from net investment income, which was $18.5 million, or $0.52 per share, as of September 30, 2022, will spill-over into 2023.
ABOUT TRIPLEPOINT VENTURE GROWTH BDC CORP.
TriplePoint Venture Growth BDC Corp. is an externally-managed business development company focused on providing customized debt financing with warrants and direct equity investments to venture growth stage companies in technology and other high growth industries backed by a select group of venture capital firms. The Company’s sponsor, TriplePoint Capital, is a Sand Hill Road-based global investment platform which provides customized debt financing, leasing, direct equity investments and other complementary solutions to venture capital-backed companies in technology and other high growth industries at every stage of their development with unparalleled levels of creativity, flexibility and service. For more information about TriplePoint Venture Growth BDC Corp., visit https://www.tpvg.com. For more information about TriplePoint Capital, visit https://www.triplepointcapital.com.
FORWARD-LOOKING STATEMENTS
Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the SEC. The Company undertakes no duty to update any forward-looking statements made herein.
INVESTOR RELATIONS AND MEDIA CONTACT
The IGB Group
Leon Berman
212-477-8438
lberman@igbir.com